Exhibit 10.1

Senior Leadership Severance Plan

A. O. Smith Corporation

i

A. O. Smith Corporation

Senior Leadership Severance Plan

(For Tier I and Tier II Executives)

Article 1 Establishment and Term of the Plan

1.1 Establishment of the Plan. A. O. Smith Corporation (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “A. O. Smith Corporation Senior Leadership Severance Plan” (the “Plan”). The Plan provides severance benefits to certain employees of the Company or its subsidiaries upon certain terminations of employment from the Company and its affiliates and provides for vesting of certain equity awards upon a change in control.

The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control.

1.2 Initial Term. This Plan will commence on August 1, 2009 (the “Effective Date”) and shall continue in effect for a period of three (3) years (the “Initial Term”).

1.3 Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Committee may terminate this Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving the Executives written notice of intent to terminate the Plan, delivered at least six (6) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress. Notwithstanding the foregoing, termination of the Plan shall not affect the Severance Benefits due from the Employer to any Executive who experienced a Qualifying Termination prior to the effective date of the Plan’s termination nor shall it nullify the covenants agreed to by the Executives in the Confidentiality and Loyalty Agreement attached as Appendix B.

1.4 Change-in-Control Renewal. Notwithstanding the provisions of Section 1.3 above, in the event that a Change in Control of the Company occurs during the Initial Term or any Successive Period, upon the effective date of such Change in Control, the term of this Plan shall automatically and irrevocably be renewed for a period of two (2) years from the effective date of such Change in Control. Further, this Plan may be assigned to a successor in such Change in Control, as further provided in Article 6 herein. This Plan shall thereafter automatically terminate following such two (2) year Change-in-Control renewal period.

Article 2 Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)	“Base Salary” means the greater of the Executive’s annual rate of salary, whether or not deferred, at: (i) the Effective Date of Termination, or (ii) the date of the Change in Control.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 6.2 herein.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Business Unit” means any subsidiary or affiliate of the Company, or any operating division of the Company, any subsidiary or any affiliate, which is designated by the Committee to constitute a Business Unit.

(e)	“Business Unit Change in Control” means the first to occur of any of the following:

(i)	Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than an Excluded Person, becomes the “Beneficial Owner” (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Business Unit’s voting securities; or

(ii)	Consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Business Unit (a “Business Combination”), in each case, unless, following such Business Combination, (A) at least fifty percent (50%) of the voting securities of the company resulting from such Business Combination are owned, directly or indirectly, by the Company or an Excluded Person, or (B) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Business Unit immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Business Unit or all or substantially all of the Business Unit’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of Business Unit.

(f)	“Cause” means one or more of the following:

(i)	The conviction of, or an agreement to a plea of nolo contendere to, any felony or other crime involving moral turpitude; or

(ii)	The Executive’s willful and continuing refusal to substantially perform his or her duties as reasonably directed by the Board under this or any other agreement (after receipt of written notice from the Board setting forth such duties and responsibilities to be performed); or

(iii)	In carrying out the Executive’s duties, the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct which, in either case, results in demonstrable harm to the business, operations, prospects, or reputation of the Company or its affiliates; or

(iv)	Any other material breach of the Confidentiality and Loyalty Agreement attached as Appendix B to this Plan.

For purposes of clauses (ii) and (iii) of this definition, no act or failure to act shall be deemed willful or gross negligence: (x) if caused by a Disability, or (y) unless done or omitted to be done not in good faith or without reasonable belief that such act or commission is in the best interest of the Company. There shall be no termination for Cause pursuant to clauses (ii), (iii) or (iv) above, unless a written notice (which shall constitute the Notice of Termination), containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure and remedy the neglect or conduct that is the basis of such claim. If the Executive fails to fully cure and remedy such neglect or misconduct to the reasonable satisfaction of the Company within such thirty (30) day period, the Executive shall be terminated for Cause at the end of such thirty (30) day period.

(g)	“Change in Control” means a Company Change in Control, and with respect to Executives assigned to work primarily for a Business Unit, also includes a Business Unit Change in Control.

(h)	“Company Change in Control” means the first to occur of any of the following events:

(i)	Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), other than an Excluded Person, becomes the “Beneficial Owner” (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors; or

(ii)	Persons who on the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger, or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii)	Consummation of a reorganization, merger, consolidation, or sale or other disposition of all or Substantial Portion of Assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) at least fifty percent (50%) of the voting securities of the company resulting from such Business Combination are owned, directly or indirectly, by an Excluded Person, or (B) all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company;

and, in each case, which constitutes a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Code Section 409A.

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(j)	“Committee” means the Personnel and Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(k)	“Company” means A. O. Smith Corporation, a Delaware corporation, or any successor thereto as provided in Article 6 herein.

(l)	“Disability” shall mean the Executive’s inability to perform the essential duties, responsibilities, and functions of his or her position with the Employer as a result of any mental or physical disability or incapacity, even with reasonable accommodations of such disability or incapacity provided by the Employer, or if providing such accommodations would be unreasonable, for a period of six (6) consecutive months. The Executive shall cooperate in all respects with the Company if a question arises as to whether he or she has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to the Executive and authorizing such medical doctor or such other health care specialist to discuss the Executive’s condition with the Company).

(m)	“Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.

(n)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder.

(o)	“Employer” means the Company or the Company’s subsidiary that is the direct employer of an Executive, or any successor thereto as provided in Section 6.

(p)	“Excluded Person” means any of (i) a lineal descendant of Lloyd R. Smith, (ii) a trust (including but not limited to a voting trust) the beneficiaries of which are one or more lineal descendants of Lloyd R. Smith, (iii) a partnership or limited liability company owned by any of the foregoing, or (iv) any group consisting of one or more of the foregoing.

(q)	“Executive” means those employees of the Company or any of its subsidiaries employed in the positions listed on Appendix A, as it may be amended by the Committee from time to time. Notwithstanding the foregoing, an individual shall not be treated as an Executive covered by the Plan unless the individual executes within thirty (30) days of the Effective Date, or if later, the date the individual is hired or promoted into a position designated on Appendix A, the Confidentiality and Loyalty Agreement attached as Appendix B hereto and any agreement required by the Company to confirm termination of any prior severance agreement or plan covering the Executive.

(r)	“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)	The Employer materially reduces the amount of the Executive’s Base Salary; provided that any such material reduction shall not constitute Good Reason if the material reduction is applied consistently by the Company to all similarly-situated Executives; or

(ii)	The Employer requires the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office as of the Effective Date (or if later, the date the Executive becomes covered by the Plan); or

(iii)	A material diminution in the Executive’s title, authority, duties, or responsibilities or the assignment of duties to the Executive which are materially inconsistent with his position; provided that the foregoing shall not be deemed to occur with respect to an Executive designated as a Tier II Executive on Appendix A as a result of a change in the reporting relationship of such Executive; or

(iv)	The failure of the Company or Business Unit, as the case may be, to obtain in writing the obligation to perform or be bound by the terms of this Plan by a purchaser of all or substantially all of the assets of the Company or Business Unit, as the case may be, within fifteen (15) days after the consummation of the sale transaction; or

(v)	Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Plan.

For purposes of this Plan, the Executive is not entitled to assert that his or her termination is for Good Reason unless the Executive gives written notice (which shall constitute the Notice of Termination) to the Board (for a Tier I Executive) or the Company (for a Tier II Executive) of the event or events which are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Board or Company, as applicable, to address the event or events and a period of not less than thirty (30) days after the Board’s or Company’s receipt of such notice to cure or fully remedy the alleged condition. If the Board or Company, as applicable, fails to fully cure and remedy the event(s) constituting Good Reason to the reasonable satisfaction of the Executive within such thirty (30) day period, the Executive shall terminate for Good Reason at the end of such thirty (30) day period (or such later date as may be agreed by the Executive and the Employer, which may not be more than two years following the date of the event(s) constituting Good Reason).

(s)	“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and shall provide the date of Executive’s termination.

(t)	“Qualifying Termination” means a termination of employment under the following circumstances:

(i)	An involuntary termination of the Executive’s employment by the Employer for reasons other than Cause pursuant to a Notice of Termination delivered to the Executive by the Company; or

(ii)	A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Board or the Company, as applicable, by the Executive.

Termination of employment shall have the same meaning as “separation from service” within the meaning of Treasury Regulation §1.409A-1(h). Notwithstanding the foregoing, for purposes of entitlement to the severance benefits described in Section 3.2(b), (c), (e) and (g) or Section 3.3, in the event of a Change in Control arising from (x) a sale of all or substantially all of the Company’s assets, or (y) a Business Unit Change in Control, no Qualifying Termination shall occur with respect to an Executive who becomes employed immediately following the consummation of such Change in Control transaction by the buyer or successor, but only if such buyer or successor assumes the Plan for the benefit of the Executive as set forth in Section 6.

(u)	“Severance Benefits” means the payment of Change-in-Control or General (as appropriate) Severance compensation as provided in Article 3 herein.

(v)	“Substantial Portion of Assets” means assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Article 3 Severance Benefits

3.1 Right to Severance Benefits and Impact on Long-Term Incentives

(a)	Change-in-Control Severance Benefits. The Executive shall be entitled to receive, from the Employer, Change-in-Control Severance Benefits, as described in Section 3.2 herein, if a Qualifying Termination of the Executive’s employment has occurred within twenty-four (24) months immediately following a Change in Control.

(b)	General Severance Benefits. The Executive shall be entitled to receive, from the Employer, General Severance Benefits, as described in Section 3.3 herein, if a Qualifying Termination of the Executive’s employment has occurred other than during the twenty-four (24) months immediately following a Change in Control.

(c)	No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Employer ends for reasons other than a Qualifying Termination.

(d)	General Release. As a condition to receiving Severance Benefits under either Section 3.2 or 3.3 herein, the Executive shall be obligated to execute a general release of claims in favor of the Employer, its current and former affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Employer, in the form attached hereto as Appendix C.

(e)	No Duplication of Severance Benefits. If the Executive becomes entitled to Change-in-Control Severance Benefits, the Severance Benefits provided for under Section 3.2 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Employer-related severance plans, programs, or agreements including, but not limited to, the Severance Benefits under Section 3.3 herein. Likewise, if the Executive becomes entitled to General Severance Benefits, the Severance Benefits provided under Section 3.3 hereunder shall be in lieu of all other Severance Benefits provided to the Executive under the provisions of this Plan and any other Employer-related severance plans, programs, or other agreements including, but not limited to, the Severance Benefits under Section 3.2 herein.

3.2 Description of Change-in-Control Severance Benefits. In the event the Executive becomes entitled to receive Change-in-Control Severance Benefits, the Employer shall provide the Executive with the following, subject to Section 3.2(h) and (i) herein:

(a)	A lump-sum amount paid within thirty (30) calendar days after the Effective Date of Termination equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)	A lump-sum amount paid within thirty (30) calendar days after the Effective Date of Termination equal to: (i) two (2) for Tier I Executives (as identified in Appendix A), or (ii) one and one quarter (1.25) for Tier II Executives (as identified in Appendix A), multiplied by the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s annual target bonus opportunity in the year of termination.

(c)	A lump-sum amount, paid within thirty (30) calendar days after the Effective Date of Termination equal to: (i) one (1) for Tier I Executives, or (ii) three-quarters (0.75) for Tier II Executives, multiplied by the sum of the following: (A) the Executive’s Base Salary and (B) the Executive’s annual target bonus opportunity in the year of termination. Such amount shall be consideration for the noncompete provisions contained in the Confidentiality and Loyalty Agreement attached hereto as Appendix B.

(d)

A lump-sum amount, paid within thirty (30) calendar days after the Effective Date of Termination, equal to the Executive’s then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which a Qualifying Termination occurs, adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Termination occurs.

(e)	Continuation of the Executive’s medical insurance coverage for: (i) three (3) years for Tier I Executives, or (ii) two (2) years for Tier II Executives. These benefits shall be provided by the Employer to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination. Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

Following the end of the COBRA continuation period, if such group health plan coverage is provided under a health plan that is subject to Code Section 105(h), the benefits payable under such health plan to Executive shall comply with the requirements of Treasury Regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Employer shall amend such health plan to comply therewith.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, if the Company will report the value of the group health plan coverage (less any amount the Executive pays for such coverage) as taxable income to the Executive.

(f)	Treatment of outstanding long-term incentives shall be in accordance with Section 3.4(a) herein.

(g)	Outplacement services through the provider of the Employer’s choice with the total cost not to exceed twenty-five percent (25%) of the Executive’s Base Salary. In no event shall such outplacement services continue for more than (i) two years for Tier I Executives or (ii) eighteen (18) months for Tier II Executives, following the Effective Date of Termination.

(h)

If the Executive is a “specified employee” as defined and applied in Code Section 409A as of the Effective Date of Termination, to the extent payments made under Sections 3.2(a), (b), (c), (d) or (e) constitute deferred compensation (after taking into account any applicable exemptions from Code Section 409A), and to the extent required by Code Section 409A, payments may not commence to be paid to Executive until the earlier of: (i) the first day following the six month anniversary of the Executive’s Effective Date of Termination, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in a lump sum as soon as administratively practicable following the six month anniversary of the Executive’s Effective Date of Termination. For purposes of Code Section 409A, each payment due under Sections 3.2 (a), (b), (c), (d) and (e) immediately above shall be considered a separate payment.

Notwithstanding the preceding paragraph, and to the extent permitted by Code Section 409A, during the six months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 3.2 in accordance with the payment schedules specified in this Section 3.2 to the extent that such payments constitute “short-term deferrals” or would not exceed the limitations of the “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to Code Section 409A. Any payments in excess of these limitations shall be paid after the six-month period described in accordance with the preceding paragraph.

(i)	If, after the Effective Date of Termination, the Committee determines in good faith that the Executive has breached any of his or her material obligations under the Confidentiality and Loyalty Agreement attached hereto as Appendix B, then, in addition to such other remedies and damages as may be available to the Company (including but not limited to injunctive relief), all Severance Benefits hereunder shall be forfeited and shall cease to be paid or provided immediately upon such determination. The Company shall promptly provide written notice thereof to the Executive.

3.3 Description of General Severance Benefits. In the event the Executive becomes entitled to receive General Severance Benefits, the Employer shall provide the Executive with the following, subject to Section 3.3(g) and (h) herein:

(a)	A lump-sum amount, paid within thirty (30) calendar days after the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)	An amount, paid as a continuation of pay, equal to: (i) two (2) for Tier I Executives, and (ii) one and one-half (1.5) for Tier II Executives, multiplied by the sum of the following: (A) the Executive’s Base Salary, and (B) the Executives annual target bonus opportunity in the year of termination. Such benefit amount shall be paid in equal installments in accordance with the normal payroll procedures of the Company for the period beginning on the Effective Date of Termination and ending twenty-four (24) months for Tier I Executives and eighteen (18) months for Tier II Executives thereafter. Notwithstanding the foregoing, payments shall be delayed until the next regularly scheduled payroll cycle immediately following the date on which the Executive’s general release becomes effective and irrevocable, in which case any past-due payments shall be paid in a lump sum.

(c)	A lump-sum amount, if any, paid within two and one-half months after the end of the calendar year that includes the Effective Date of Termination, equal to the actual bonus that would have been payable to the Executive for the calendar year that includes the Effective Date of Termination based on actual performance if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a prorata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Termination occurs.

(d)	Continuation of the Executive’s medical insurance coverage for: (i) 2 years for Tier I Executives, or (ii) eighteen (18) months for Tier II Executives. These benefits shall be provided by the Employer to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination. Such benefits shall count as COBRA continuation coverage.

Notwithstanding the above, these medical insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

Following the end of the COBRA continuation period, if such group health plan coverage is provided under a health plan that is subject to Code Section 105(h), the benefits payable under such health plan to Executive shall comply with the requirements of Treasury Regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Employer shall amend such health plan to comply therewith.

In addition, no later than the end of each calendar year in which such group health plan coverage is in effect, if the Company will report the value of the group health plan coverage (less any amount the Executive pays for such coverage) as taxable income to the Executive.

(e)	Treatment of outstanding long-term incentives shall be in accordance with Section 3.4(b) herein.

(f)	Outplacement services through the provider of the Employer’s choice with the total cost not to exceed twenty-five percent (25%) of the Executive’s Base Salary. In no event shall such outplacement services continue for more than two years following the Effective Date of Termination.

(g)	If the Executive is a “specified employee” as defined and applied in Code Section 409A, as of the Effective Date of Termination, to the extent payments made under Sections 3.3(a), (b), (c) or (d) constitute deferred compensation (after taking into account any applicable exemptions from Code Section 409A), and to the extent required by Code Section 409A, payments may not commence to be paid to Executive until the earlier of: (i) the first day following the six month anniversary of the Executive’s Effective Date of Termination, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in a lump sum as soon as administratively practicable following the six month anniversary of the Executive’s Effective Date of Termination. For purposes of Code Section 409A, each payment due under Sections 3.3(a), (b), (c) and (d) immediately above shall be considered a separate payment.

For purposes of the preceding paragraph, and to the extent permitted by Code Section 409A, during the six months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 3.3 in accordance with the payment schedules specified in this Section 3.3 to the extent that such payments constitute “short-term deferrals” or would not exceed the limitations of the “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to Code Section 409A. Any payments in excess of these limitations shall be paid after the six-month period described in accordance with the preceding paragraph.

(h)	If, after the Effective Date of Termination, the Committee determines in good faith that the Executive has breached any of his or her material obligations under the Confidentiality and Loyalty Agreement attached hereto as Appendix B, then, in addition to such other remedies and damages as may be available to the Company (including but not limited to injunctive relief), all Severance Benefits hereunder shall be forfeited and shall cease to be paid or provided immediately upon such determination. The Company shall promptly provide written notice thereof to the Executive.

3.4 Impact on Long-Term Incentives

(a)	Upon a Change in Control. Unless an Executive’s separate award agreement provides a more favorable result, upon the occurrence of a Change in Control, all outstanding long-term incentives shall be treated as follows:

(i)	Unvested stock options shall become fully vested and shall remain exercisable for a period of three (3) months from the date of the Change in Control or the last day of the option term, whichever occurs first;

(ii)	Unvested shares of restricted stock and unvested restricted stock units that vest solely based on the passage of time shall become fully vested; and

(iii)	Unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of one or more performance goals, shall be paid out at target, adjusted on a prorata basis based on the number of days the Executive was actually employed during the relevant performance period in which the Change in Control occurred.

Notwithstanding the foregoing:

(x) if the Change in Control results from a sale of assets described in Article 2(h)(iii), then the foregoing provisions will apply only if the Executive experiences a Qualifying Termination from A. O. Smith Corporation and its affiliates within twenty-four (24) months immediately following such Change in Control, and in such case (A) when applying the foregoing provisions, the date of the Change in Control shall be deemed the individual’s date of termination of employment and (B) Section 3.4(b) shall not apply; and

(y) in the case of a Business Unit Change in Control, the foregoing provisions shall not cause the acceleration of payment of an award that is subject to Code Section 409A unless the Business Unit Change in Control qualifies as a change in ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Code Section 409A or another provision of Code Section 409A permits the acceleration of payment thereof. If payment of the award cannot be made upon the Business Unit Change in Control as a result of the application of Code Section 409A, the award will be paid upon the dates or events as otherwise provided under the terms of the award.

(b)	Upon a Qualifying Termination. Unless an Executive’s separate award agreement provides a more favorable result, upon a Qualifying Termination that entitles the Executive to General Severance Benefits as provided in Section 3.1(b) herein:

(i)	All outstanding and unvested long-term incentives granted to Executive during the calendar year in which the Effective Date of Termination occurs shall be forfeited by the Executive; and

(ii)	All outstanding and unvested long-term incentives that were granted to Executive prior to the calendar year in which the Effective Date of Termination occurs shall be treated as follows:

(I)	Unvested stock options shall vest on a prorata basis and shall remain exercisable for a period of three (3) months from the Effective Date of Termination or the last day of the option term, whichever occurs first;

(II)	Unvested shares of restricted stock and unvested restricted stock units that vest based solely on the passage of time shall vest on a prorata basis; and

(III)	Unearned performance shares and performance units, and unearned shares of restricted stock and restricted stock units that vest based on the achievement of one or more performance goals, shall be paid following the end of the respective performance periods on a prorata basis based on actual performance determined at the end of the respective performance periods.

For purposes of clauses (I), (II) and (III), the prorata portion of the award that will become vested shall be determined by multiplying the total number of options, shares or units subject to an award, by a fraction, the numerator of which is the number of completed months in which the Executive was employed from the grant date to the Effective Date of Termination, and the denominator of which is the number of months required for the award to vest in full, and then reducing therefrom the number of options, shares or units that have previously been vested.

Article 4 Excise Tax Gross Up

(a)	Subject to Section 4(b) below, if in connection with a Change in Control the Executive would be or is subject to an excise tax under Code Section 4999 with respect to any cash, benefits or other property received, or any acceleration of vesting of any benefit or award (the “Change in Control Benefits”), the Company shall pay the Executive an amount (a “Gross-Up Payment”) equal to the sum of: (i) the amount of such excise tax, plus (ii) all taxes, interest and penalties, including, without limitation, any federal, state and local income taxes and any additional excise taxes, that become payable by the Executive as a result of the receipt of the Gross-Up Payment (together, the “Excise Tax”). In determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local taxes at the highest marginal rates of taxation for such year in the state and locality of the Executive’s residence. For such purposes, federal income taxes shall be determined net of the maximum reduction in such federal income taxes that could be obtained from the deduction of such state and local taxes.

(b)	Notwithstanding Section 4(a), if the Change in Control Benefits, when calculated on a net-after-tax basis (using the assumptions set forth in the last sentence of Section 4(a)), are less than 110% of the amount that could be paid to the Executive without imposition of the excise tax under Code Section 4999, the Change in Control Benefits payable under this Agreement shall be reduced to the largest amount payable without resulting in the imposition of such excise tax.

(c)

Within thirty (30) days after the Executive’s Effective Date of Termination, a nationally recognized accounting or law firm selected by the Company shall make a determination as to whether any Excise Tax should be reported and paid by the Executive, and if applicable, the amount of such Excise Tax and the related Gross-Up Payment. Within thirty (30) days after such determination, the Company shall pay the amount of such Gross-Up Payment to the Executive, and the Executive shall report and pay such Excise Tax. The Company shall be responsible for all fees and expenses connected with the determinations by the accounting or law firm pursuant to this Section 4.

(d)	In the event that the Executive is at any time required to pay any Excise Tax in addition to any amount determined pursuant to subsection (a), the Company shall pay the Executive a Gross-Up Payment determined with respect to such additional Excise Tax, within thirty (30) days of such determination. In the event that the Executive receives any refund of any Excise Tax with respect to which the Executive has previously received a Gross-Up Payment hereunder, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

(e)	The Executive agrees to notify the Company in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against the Executive and to cooperate with the Company in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”). The Executive agrees not to settle any Proposed Assessment without the consent of the Company. If the Company does not settle the Proposed Assessment, or does not consent to allow Executive to settle the Proposed Assessment, within thirty (30) days following such demand therefore, the Company shall indemnify and hold harmless the Executive: (i) with respect to any additional interest and/or penalties that the Executive is required to pay by reason of the delay in finally resolving the Executive’s tax liability, and (ii) with respect to any taxes, interest and penalties that the Executive is required to pay by reason of any indemnification payment under this subsection (e).

(f)	The Company shall pay the Executive all Gross-Up Payments at the times described herein, but in no event later than the end of the calendar year following the calendar year in which the Executive made such remittance.

Article 5 Legal Fees and Notice

5.1 Payment of Legal Fees. Except as otherwise agreed to by the parties, the Company shall reimburse the Executive for Executive’s costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive in asserting any claims or defenses under this Plan, except that the Executive shall bear his or her own costs of such litigation or disputes (including, without limitation, attorneys’ fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive. The Company shall promptly reimburse the Executive for such costs upon receipt from Executive of copies of invoices, provided that reimbursement must be completed no later than the end of the calendar year following the calendar year in which such costs are incurred.

5.2 Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices to the attention of the General Counsel.

Article 6 Successors and Assignment

6.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company or a Business Unit by agreement, to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” or the “Employer”, as applicable, for purposes of this Plan.

6.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s designated beneficiary(ies) under the Beneficiary Designation for the A.O. Smith Combined Incentive Plan and the A.O. Smith Deferred Compensation Plan. If the Executive has not named a beneficiary, then such amounts shall be paid to the Executive’s estate.

Article 7 Appeals Procedures

7.1 Initial Claim. If the Executive (or beneficiary) believes he is entitled to a benefit hereunder that was not provided, the Executive or beneficiary (hereinafter referred to as the “claimant”) shall file a written claim for such benefit with the Committee no later than one year after the claimed benefit would have been due and payable. If for any reason a claim for benefits under this Plan is denied by the Committee, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section of the Plan on which the denial is based, a description of such other data as may be pertinent to the claim review, and information on the procedures to be followed by the claimant in obtaining a review of his claim, and his right to file a civil suit pursuant to ERISA section 502, all written in a manner calculated to be understood by the claimant. For this purpose, the claimant’s claim shall be deemed filed when presented in writing to the Committee, and the Committee’s explanation shall be in writing delivered to the claimant within ninety (90) days of the date the claim is filed.

7.2 Request for Review. The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Committee a written request for review of the denial. For such review, the claimant or his representative may review pertinent documents and submit written issues and comments. The Committee shall decide the issue on review and furnish the claimant with a copy of its decision within sixty (60) days of receipt of the claimant’s request for review of his claim. The decision on review shall be final and binding and in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

Article 8 Miscellaneous

8.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Employer, the employment of the Executive by the Employer is “at will” and may be terminated by either the Executive or the Employer at any time, subject to applicable law.

8.2 Entire Plan. This Plan supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. Without limiting the generality of the foregoing sentence, this Plan completely supersedes any and all prior employment agreements entered into by and between the Employer and the Executive, and all amendments thereto, in their entirety.

8.3 Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.

8.4 Tax Withholding. The Employer may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

8.5 Payment Obligation Absolute. Except as provided in Section 3.2(i) and Section 3.3(h), the Employer’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Employer may have against the Executive or anyone else.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and except as provided in Section 3.2(i) and Section 3.3(h), the obtaining of any such other employment shall in no event effect any reduction of the Employer’s obligations to make the payments and arrangements required to be made under this Plan.

8.6 Contractual Rights to Benefits. This Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Employer to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

8.7 Modification. No provision of this Plan may be modified, waived, or discharged in a manner that adversely affects the rights of the Executive unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive affected thereby and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

8.8 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.9 Applicable Law. The laws of the state of Delaware, without reference to conflict of law principles thereof, shall be the controlling law in all matters relating to this Plan. Notwithstanding the foregoing, the Confidentiality and Loyalty Agreement attached as Appendix B shall be governed by the laws of the state of Wisconsin.

IN WITNESS WHEREOF, the Company has executed this Plan on this              day of                                  2009.

ATTEST

A. O. Smith Corporation

Paul W. Jones
Chairman and Chief Executive Officer

Appendix A

Tier I Executives

Chairman and Chief Executive Officer of the Company

Tier II Executives

Executive Vice President, President of EPC

Executive Vice President, President of WPC

Executive Vice President, General Counsel & Secretary

Executive Vice President and Chief Finance Officer

Senior Vice President, Human Resources & Public Affairs

Senior Vice President and Chief Information Officer

Senior Vice President, Corporate Development

Senior Vice President, Corporate Finance and Controller

President, A. O. Smith China Investment Co. Ltd.

Appendix B

CONFIDENTIALITY AND LOYALTY AGREEMENT

AGREEMENT made as of the                      day of                     , 20        , between A. O. SMITH CORPORATION, a Delaware corporation (together with its successors, assigns and Affiliates, the “Company”), and                             (“Executive”).

WHEREAS, in light of the Company’s size and its visibility as a New York Stock Exchange-traded company that reports its results to the public, the Company has attracted attention of other companies and businesses seeking to obtain for themselves or their customers some of the Company’s business acumen and know-how; and

WHEREAS, the Company has shared with Executive certain aspects of its business acumen and know-how as well as specific confidential and proprietary information about the products, markets, manufacturing processes, costs, developments, ideas, and personnel of the Company; and

WHEREAS, the Company has imbued Executive with certain aspects of the goodwill that the Company has developed with its customers, distributors, representatives and employees, and with federal, state, local and foreign governmental entities; and

WHEREAS, as consideration for entering into this Agreement, the Company is extending to Executive the opportunity to be covered under the A. O. Smith Corporation Senior Leadership Severance Plan (For Tier I and Tier II Executives) (the “Plan”);

NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties set forth in this Agreement and the Plan, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

a. “Affiliate” shall mean any subsidiary or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with A. O. Smith Corporation, whether now existing or hereafter formed or acquired. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect one-third of the directors or managers or to control the management of such subsidiary or other entity.

b. “Competitive Business” means any corporation, partnership, association, or other person or entity, including but not limited to Executive,

(i) which competes directly, or is planning to compete directly and Executive is on notice of that fact, with the Company with respect to

(x) the products and services described on Exhibit A, or

(y) any other business of the Company,

in the case of clause (x) or clause (y), that at any time during the most recent eighteen (18) months of Executive’s Company Employment was either: (A) within Executive’s management, operational, marketing, purchasing or sales responsibility, including the responsibility of personnel reporting directly to Executive, or (B) a business about which Executive retained or received any Confidential Information or Trade Secrets of the Company, and

(ii) which engages or plans to engage in such competition in any country of the World in which the Company sold or distributed, or actively attempted to sell or to distribute, such products and/or services during the most recent eighteen (18) months of Executive’s Company Employment and in which the Company continues to sell or distribute, or actively attempted to sell or to distribute, such products and/or services.

c. “Confidential Information” means information related to the Company’s business, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s Company Employment, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, personnel evaluations and compensation data, computer programs and other confidential technical or business information and data.

d. “Executive’s Company Employment” means the time (including time prior to the date hereof) during which Executive is employed by any entity comprised within the definition of “Company”, regardless of any change in the entity actually employing Executive.

e. “Goodwill” means any tendency of customers, distributors, representatives, employees, vendors, suppliers, or federal, state, local or foreign governmental entities to continue or renew any valuable business relationship with the Company or any Competitive Business with which Executive may be associated, based in whole or in part on past successful relationships with the Company or the lawful efforts of the Company to foster such relationships, and in which Executive, or any personnel reporting directly to Executive, actively participated at any time during the most recent eighteen (18) months of Executive’s Company Employment.

f. “Inventions” means designs, discoveries, improvements and ideas, whether or not patentable or otherwise legally protectable, including, without limitation upon the generality of the foregoing, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either (i) relate to (A) the business of the Company or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.

g. “Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

2. Disclosure and Assignment of Inventions.

a. Executive agrees to disclose to the Company and to assign to the Company, and hereby does assign to the Company, all of Executive’s rights in any Inventions or Trade Secrets conceived or reduced to practice at any time during Executive’s Company Employment, either solely or jointly with others and whether or not developed on Executive’s own time or with the Company’s resources. Executive further agrees to assign, and hereby does assign, to the Company any legal rights in and to any intellectual property (e.g., patents, copyrights, etc.) associated with or covering any Inventions or Trade Secrets. Executive agrees that Inventions first reduced to practice within one (1) year after termination of Executive’s Company Employment shall be treated as if conceived during such employment unless Executive can establish specific events giving rise to the conception that occurred after termination of such employment. Further, Executive disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to Executive’s Company Employment except such (if any) as are specifically listed at the conclusion of this Agreement. Executive agrees to create, maintain, preserve and make available to the Company, as part of the Company’s property, complete and up-to-date records, including but not limited to correspondence, prototypes, models and other written or tangible data, relating to Inventions and Trade Secrets of the Company.

b. Executive shall cooperate with the Company and shall execute and deliver such documents and do such other acts and things as the Company may request, at the Company’s expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in the Company all rights therein free of all encumbrances and adverse claims.

3. Confidentiality. In addition to all duties of loyalty imposed on Executive by law, during the term of Executive’s Company Employment and for eighteen (18) months following the termination of such employment for any reason, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company without the prior written consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information), under any circumstances where any Confidential Information so disclosed or used is reasonably likely to be used anywhere on behalf of any Competitive Business.

4. Non-Disclosure of Trade Secrets. During Executive’s Company Employment, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret.

5. Third-Party Confidentiality. Executive shall not disclose to the Company, use on its behalf, or otherwise induce the Company to use any secret or confidential information belonging to persons or entities not affiliated with the Company, which may include a former employer of Executive, if Executive then has an obligation or duty to any person or entity (other than the Company) to not disclose such information to other persons or entities, including the Company. Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.

6. Return of Property. Executive shall, upon the Company’s demand and in any event before or promptly upon termination of Executive’s Company Employment, deliver to the Company the original and all copies of all documents, files, data, records and property of any nature whatsoever which are in Executive’s possession or control and which are the property of the Company or which relate to the business activities, facilities or locations of the Company, or contain any Confidential Information or Trade Secrets of the Company, including any such records, documents or property created or maintained by Executive on any device or media Executive owns. Upon termination of employment with the Company, Executive agrees to attend an exit interview and to provide the Company with access to any personal computer, rolodex, PDA, or other device or media owned by Executive but used in the course of employment with the Company to ensure compliance with the terms of this Agreement.

7. Noncompetition. During Executive’s Company Employment and for twenty-four (24) months (if Executive is a Tier I Executive as identified in Appendix A to the Plan) or eighteen (18) months (if Executive is a Tier II Executive as identified in Appendix A to the Plan) following the termination of such employment for any reason, Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business in any capacity in which, in the absence of this Agreement, Confidential Information, Inventions, Trade Secrets of the Company or Goodwill would reasonably be considered useful.

8. Nonsolicitation. During Executive’s Company Employment and for twenty-four (24) months (if Executive is a Tier I Executive as identified in Appendix A to the Plan) or eighteen (18) months (if Executive is a Tier II Executive as identified in Appendix A to the Plan) following the termination of such employment for any reason, Executive shall not, directly or indirectly, on behalf of any Competitive Business, either by himself or by providing substantial assistance to others, solicit to terminate employment with the Company, or to accept or begin employment with or service to any Competitive Business, any employee of the Company whom Executive supervised or about whom Executive gained Confidential Information at any time during the most recent eighteen (18) months of Executive’s Company Employment.

9. Non-disparagement. Executive shall not during Executive’s Company Employment and for eighteen (18) months following the termination of such employment for any reason make any false, derogatory, or inflammatory statement whatsoever that defames, disparages or reflects negatively on the Company and/or any of its employees, officers, directors or shareholders. Nothing herein is intended to inhibit the ability of Executive to provide truthful information if Executive is under a paramount legal duty to do so or is otherwise required to do so in the course of any official investigation or proceeding or when testifying in response to a judicial subpoena or other lawful legal process. Upon receiving any such subpoena or process, Executive shall promptly notify the Company so as to afford it a reasonable opportunity to contest the legality or reasonableness of any such subpoena or process.

10. Future Employment. During Executive’s Company Employment and for twenty-four (24) months (if Executive is a Tier I Executive as identified in Appendix A to the Plan) or eighteen (18) months (if Executive is a Tier II Executive as identified in Appendix A to the Plan) following the termination of such employment for any reason, before accepting any employment with any Competitive Business, Executive shall disclose to the Company the identity of any such Competitive Business and a complete description of the duties involved in such prospective employment, including a full description of any territory or market segment to which Executive will be assigned. Further, during Executive’s Company Employment and for two years following the termination of such employment for any reason, Executive agrees that, before accepting any future employment, Executive will provide a copy of this Agreement to any prospective employer of Executive, and Executive hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.

11. Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s Company Employment. The Company shall reimburse Executive for his or her actual expenses incurred in complying with this provision.

12. Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:

a. If to Executive, to the address set forth by Executive on the signature page of this Agreement or to such other person or address which Executive shall furnish to the Company in writing pursuant to the above.

b. If to the Company, to the attention of the Company’s General Counsel at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above

13. Enforceability. Executive recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any of the restrictions imposed on Executive by this Agreement, and Executive agrees that if Executive shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by A. O. Smith Corporation, its successors, assigns and Affiliates, all of which (other than A. O. Smith Corporation) are intended third-party beneficiaries of this Agreement. Executive hereby consents to the assignment of this Agreement to any person or entity.

15. Validity. Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.

16. Governing Law. The laws of the state of Wisconsin, without reference to conflict of law principles thereof, shall be the controlling law in all matters relating to this Agreement.

17. Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement signed by Executive and a duly authorized officer of the Company.

EXECUTIVE ACKNOWLEDGES HAVING READ AND SIGNED THIS AGREEMENT AND HAVING RECEIVED A COPY THEREOF, INCLUDING THE FOLLOWING NOTICE:

This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company were used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

EXECUTIVE
Name:

Address:

A. O. SMITH CORPORATION
11270 WEST PARK PLACE
P.O. BOX 23970
MILWAUKEE, WI 53223-0970

By:

Its:

Exhibit A

1)    the design, development, manufacture, assembly, marketing or sales of any of the following:

Electric motors for residential, commercial or industrial use

Water heaters and boilers for residential, commercial or industrial use; or

2)    the development, marketing or sales of services relating to any of such products, including financing, aftermarket service, training, logistics support, or remanufacturing.

Appendix C

GENERAL RELEASE

In consideration for the severance pay and additional benefits to be provided by A. O. Smith Corporation (the “Company”) under the A. O. Smith Corporation Senior Leadership Severance Plan (Severance Pay Plan), I,                                 , release the Company and its affiliates and all of its officers, directors, employees and agents from all claims or causes of action that I now have, or may later learn about, arising out of my employment with the Company or my termination from the Company. This means that I cannot and will not file any claim, charge or lawsuit for the purpose of obtaining any monetary award above the amounts I am entitled to under the Severance Pay Plan or for any other type of legal remedy.

I acknowledge that this General Release includes, but is not limited to, all claims arising under federal, state or local laws prohibiting employment discrimination and all claims arising out of any legal restrictions on the Company’s right to terminate its employees, including any breach of contract claims. This General Release also specifically encompasses all claims of employment discrimination based on race, color, religion, sex and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended or under Section 1981 of the Civil Rights Act of 1866, all claims of age discrimination under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, all claims under the Employee Retirement Income Security Act (ERISA), all claims of employment discrimination under the Americans with Disabilities Act (ADA), as well as claims under any applicable state or local law concerning my employment. I understand that this General Release shall not apply to claims for benefits under applicable worker’s compensation and unemployment compensation laws or any claim for benefits to which I am entitled to under the Company’s benefit plans based on my status as a terminated employee. This General Release shall also not apply to any right or claim under the Age Discrimination and Employment Act of 1967 (ADEA) which arises after the date this General Release is executed.

I further agree that I will not disclose to any person, firm or corporation any secret, confidential or proprietary information of the Company or its affiliates, unless such information is in the public domain or is required to be disclosed by law. Such secret, confidential and proprietary information shall include, but not be limited to, such matters as the Company’s product designs, costs, profits, markets, sales, pricing, product lines, policies, operational methods, suppliers, customers, systems and strategic plans. I also acknowledge my obligation to disclose and to assign to the Company any inventions conceived, made or participated in by me during the course of my employment with the Company.

I intend this General Release to be binding upon myself, my estate, heirs and assignees. I understand and agree that if I breach this General Release or if I file any claim or lawsuit against the Company seeking any equitable relief, all payments and benefits provided herein shall cease, and I or my estate shall be required to reimburse the Company for all payments and benefits I received under this Agreement prior to such time, including attorneys’ fees incurred by the Company.

I have carefully read and fully understand all of the provisions of this General Release. [If applicable: I have been provided information which shows the ages and job classifications of all salaried employees of the Company’s                          Division and the ages and job classifications of those employees whose positions are being eliminated in the current workforce reduction.] I further acknowledge that this General Release sets forth the entire agreement between the Company and me. In addition, I acknowledge that I have been given a period of at least twenty-one days [Or if applicable: forty-five days] to consider this General Release and that I have been advised to consult with an attorney of my choice during this period. Finally, I acknowledge that, in considering whether to sign this General Release, I have not relied upon any representation or statement by anyone, either written or oral, not set forth in this document and that I have not been threatened or coerced into signing this General Release by any official of the Company and that I have read, understand and fully and voluntarily accept the terms of this General Release.

I understand that this General Release may be revoked by me at any time during the seven day period after I have signed it. This General Release shall not become effective until after the revocation period has expired and no payment is required to be made until such period has expired.

BY:	DATE:

RECEIVED BY:	DATE: